Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between,

R. J. REYNOLDS VAPOR COMPANY,

as Buyer,

CHARLIE’S HOLDINGS, INC.,

as Seller

Dated as of April 16, 2025

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TABLE OF CONTENTS

(continued)

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of April 16, 2025, is by and between R. J. Reynolds Vapor Company, a North Carolina corporation (“Buyer”) and Charlie’s Holdings, Inc., a Nevada corporation (“Seller”).

RECITALS

WHEREAS, Seller and certain of its Affiliates are engaged in the worldwide development, manufacture, production, supply, marketing, distribution and sale of the Products (the “Business”); and

WHEREAS, subject to and upon the terms and conditions of this Agreement, Buyer desires to purchase from Seller (or its applicable Affiliate), and Seller and its applicable Affiliates desire to sell to Buyer, all of Seller and its Affiliate’s right, title and interest in and to the Acquired Assets (as defined below), and Seller and its applicable Affiliates desire to transfer to Buyer, and Buyer desires to accept and assume from Seller and its applicable Affiliates, the Assumed Liabilities (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1    Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears, unless the context otherwise clearly requires. All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise clearly requires. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Article I and elsewhere in this Agreement will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” will be deemed references to the lawful money of the United States. Unless the context otherwise requires, any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not simply mean “if.” Unless otherwise noted, for purposes of this Agreement, all references to Buyer will include references to Buyer’s Affiliates and all references to Seller will includes references to Seller’s Affiliates.

Section 1.2    Defined Terms. Whenever used in this Agreement (including in the Schedules), the following terms will have the respective meanings given to them below or in the Sections indicated below:

“AAA” has the meaning set forth in Section 8.10(b).

“Acquired Assets” has the meaning set forth in Section 2.1.

“Action” means any action, charge, claim, demand, litigation, cause of action, suit, arbitration, proceeding, citation, summons, subpoena, hearing, complaint, assessment, inquiry or investigation of any nature, civil, criminal, regulatory, prosecutorial or otherwise, at law or in equity, by or before any Governmental Authority or similar body.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; and “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs, policies or management of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Asset Purchase Agreement (including the Exhibits and Schedules hereto), and all amendments to such agreement made in accordance with Section 8.1.

“Allocation” has the meaning set forth in Section 2.8.

“Ancillary Agreements” means the Bill of Sale, Patent Assignment Agreement and the Assignment and Assumption Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 4.7(d).

“Antitrust Laws” means, Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state law, regulation or decree designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, or harm to competition.

“Arbitration Notice” has the meaning set forth in Section 8.10(c).

“Assignment” has the meaning set forth in Section 2.3.

“Assignment and Assumption Agreement” means an assignment and assumption agreement, in substantially the form attached hereto as Exhibit A.

“Assumed Contracts” has the meaning set forth in Section 2.1(a).

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Bill of Sale” means a bill of sale, in substantially the form attached hereto as Exhibit B.

“Books and Records” has the meaning set forth in Section 2.1(d).

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day that is not a Saturday, a Sunday or other day on which the Department of State of the State of North Carolina or the commercial banks in the City of New York, New York are required or authorized by Law or executive order to be closed.

“Business Intellectual Property” has the meaning set forth in Section 2.1(b).

“Business IP Agreements” means any and all Contracts concerning Intellectual Property or IT systems used, held for use or intended to be used in the operation or conduct of the Business or the Acquired Assets to which Seller or any of its Affiliates is a party or beneficiary or by which Seller or any of its Affiliates, or any of their properties or assets, may be bound.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnitee” has the meaning set forth in Section 7.1(a).

“Cap Amount” has the meaning set forth in Section 7.1(d).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” means the date of this Agreement.

“Closing Date Payment” means (a) $5,000,000.00 minus (b) the Note Payoff Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Completed Form 4057 Filing” has the meaning set forth in Section 6.5.

“Consent” means a consent, approval, authorization, waiver, notification, permit, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person.

“Contingent Payment” has the meaning set forth in Section 2.6(a)(i).

“Contingent Payment Amount” has the meaning set forth in Section 2.6(a)(i).

“Contingent Payment Calculation” has the meaning set forth in Section 2.6(b).

“Contingent Payment Cap” means twelve million (12,000,000) Contingent Payment Product Sales.

“Contingent Payment Dispute Notice” has the meaning set forth in Section 2.6(b).

“Contingent Payment Period” means the 12-month period commencing on the first Business Day following the commercialization of the Earnout Products.

“Contingent Payment Product” means each Product SKU sold by Buyer or its Affiliates during the Contingent Payment Period.

“Contingent Payment Product Return” means each Contingent Payment Product sold during the Contingent Payment Period but returned to Buyer or its Affiliates, or otherwise refunded or credited by Buyer or its Affiliates in the ordinary course during the Contingent Payment Period or within 120 days thereafter, other than any return, refund or credit of conforming goods that is voluntary by Buyer or its Affiliates, as applicable.

“Contingent Payment Product Sale” means each Contingent Payment Product that is actually sold by Buyer or its Affiliates during the Contingent Payment Period and is not a Contingent Payment Product Return.

“Contract” means any note, deed, lease, instrument, loan agreement, indenture, letter of credit (including any related letter of credit application and reimbursement obligation), mortgage, security agreement, license, franchise, permit, power of attorney, purchase order, guarantee, acquisition or divestiture agreement, employment, consulting, severance, agency, bonus, compensation or similar agreement, non-competition agreement, finder’s contract, secrecy, confidentiality, non-disclosure or similar agreement, and any other agreement, contract, instrument, obligation, offer, commitment, arrangement or understanding, written or oral.

“Direct Claims” has the meaning set forth in Section 7.2(a).

“Dispute” has the meaning set forth in Section 8.10(a).

“Dispute Escalation Notice” has the meaning set forth in Section 8.10(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.5.

“Fundamental Representations” means (i) with respect to Seller, the representations and warranties set forth in Sections 4.1, 4.2, 4.8, 4.13; and (ii) with respect to Buyer, the representations and warranties set forth in Sections 5.1, 5.2 and 5.4.

“GAAP” means United States generally accepted accounting principles consistently applied.

“General Enforceability Exceptions” has the meaning set forth in Section 4.2.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any government authority, agency, department, board, commission or instrumentality of any such nation, government, state or political subdivision thereof exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any federal, state, local or foreign court or arbitrator (public or private) of competent jurisdiction.

“Indemnified Party” means any Person which may be entitled to indemnification from an Indemnifying Party pursuant to Article VII or any other section of this Agreement.

“Indemnifying Party” means any party hereto which may be obligated to provide indemnification to an Indemnified Party pursuant to Article VII or any other section of this Agreement.

“Intellectual Property” means all intellectual property and proprietary rights and related priority rights of any type, whether statutory or arising under common law, in any and all jurisdictions throughout the world, including the following: (i) trademarks, service marks, internet domain names, trade dress, and other indicia of origin, including the goodwill connected with the use of and symbolized by the foregoing (“Trademarks”); (ii) copyrights, published and unpublished works of authorship, and computer software, whether or not copyrightable; (iii) confidential and proprietary information, including trade secrets, know-how, and technical and scientific information; (iv) patents, patent applications, invention disclosures, inventions, improvements and discoveries, whether patentable or not, and all provisionals, divisions, continuations, continuations-in-part, reexaminations, reissues, extensions, substitutions, and renewals of any of the foregoing; (v) all rights, interests and protections associated with, similar to, or required for the exercise of, any of the foregoing; (vi) all applications for and registrations of any of the foregoing; (vii) all rights to sue and collect damages for past, present and future infringements, misappropriations or other violations or conflicts with respect to any of the foregoing; and (viii) all rights in any of the foregoing provided by international treaties or conventions and all other rights associated therewith.

“IRS” means the Internal Revenue Service or any successor agency, together with any division, office or representative thereof.

“Law” means any United States federal, state, local or foreign statute, law, ordinance, regulation, directive, rule, code, order, ordinance (including zoning), executive order or decrees, edicts or binding interpretation by a Governmental Authority or other requirement or rule of law, including the common law.

“Lender” means Chemular, Inc.

“Liability” or “Liabilities” means any and all liabilities, indebtedness, claims, allegations, demands, damages, expenses, commitments, losses, costs, fees or obligations of every kind and description whatsoever, whether known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute, contingent or otherwise.

“Licensed Intellectual Property” means the Intellectual Property licensed to Seller or any of its Affiliates pursuant to the Assumed Contracts listed on Schedule 4.6.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, sublease, declaration, condition, covenant, destruction, right-of-way, easement, encroachment, restriction, title defect, option, right of first refusal or first offer or other third party (or governmental) right, encumbrance, lien or charge of any kind or nature.

“Losses” means any and all claims, demands, Liabilities, losses, assessments, fines, penalties, costs, expenses, commitments, royalties, deficiencies, judgments, awards, settlements, obligations, environmental investigation and remediation costs, Taxes or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto, consequences arising from Actions or Orders, and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing an applicable Person’s rights hereunder or under any Ancillary Agreement.

“Mediation Notice” has the meaning set forth in Section 8.10(b).

“Money Laundering Laws” means anti-money laundering Laws and financial record keeping and reporting requirements, rules, regulations and guidelines.

“Note Payoff Amount” means $318,839.47, which constitutes all of the indebtedness outstanding under the Seller Note as set forth therein.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Off-the-Shelf Software” means commercially available off-the-shelf computer software that is (i) not material to the Business, (ii) has not been modified or customized for Seller or any of its Affiliates, and (iii) is licensed to Seller or any of its Affiliates for a one-time or annual fee of $10,000 or less.

“Orders” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, as to any Person, its articles or certificate of incorporation and its bylaws or regulations or any equivalent documents under the Law of such Person’s jurisdiction of incorporation or organization.

“Owned Software” has the meaning set forth in Section 4.8(a).

“PACHA Trademarks” means the following Trademarks: PACHA, PACHA MAMA, and PACHAMAMA.

“Payoff Letter” has the meaning set forth in Section 3.2(g).

“Permits” has the meaning set forth in Section 2.1(c).

“Permitted Liens” means (i) Liens for current Taxes, assessments, fees and other charges by Governmental Authorities not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (ii) zoning ordinances which do not materially interfere with the operation of the Business as currently conducted and (iii) with respect to any real property, all defects, exceptions, restrictions, easements, rights of way and encumbrances of record (other than monetary liens), which do not, individually or in the aggregate, materially or adversely affect the use or marketability of the real property.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, corporation, limited liability company, limited liability partnership, unincorporated society, association, firm, trust, joint venture, association, organization, Governmental Authority or other legal entity.

“PMTA” means a premarket tobacco product application for a new tobacco product seeking an FDA marketing authorization order under section 910(b) of the FDCA (21 U.S.C. § 387j(b)).

“PMTA Filings” means the PMTA applications filed (STN #PM0005632, PM0005565, and PM0005433) for each Product SKU on or prior to May 14, 2022.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date, including, for the avoidance of doubt, the portion of a Straddle Period that ends on the Closing Date.

“Pre-Closing Taxes” means Taxes attributable to any Pre-Closing Tax Period.

“Product SKUs” means the SKUs for the products of the Business as set forth on Schedule 1.1(a).

“Products” means all current and former tobacco-free disposable vape products (whether or not ever sold or marketed under any PACHA Trademark) comprising the Product SKUs listed on Schedule 1.1(a).

“Purchase Price” has the meaning set forth in Section 2.5.

“Recalls” has the meaning set forth in Section 4.7(c).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Registered Intellectual Property” has the meaning set forth in Section 4.8(a).

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants or investment bankers of such Person.

“Restricted Person” means any Person that is (a) listed on, or controlled or 50% or more owned by a Person listed on, or acting on behalf of a Person listed on, any Sanctions List, or (b) located in, headquartered in, resident in, or incorporated under the laws of, or acting on behalf of a Person located or resident in or organized under the laws of any country or territory that is the subject of territory-wide Sanctions (which as of the date of this Agreement are Cuba, Iran, North Korea, Sudan, Syria, or the Crimea Region of Ukraine) (“Sanctioned Country”).

“Sanctioned Country” has the meaning set forth in the definition of Restricted Person in this Section 1.2.

“Sanctions” means any of the sanctions administered by OFAC or any other equivalent sanctions or measures imposed by a Governmental Authority.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC or any similar list maintained by OFAC, the United States Department of State, any other United States Governmental Authority, HM Treasury’s Office of Financial Sanctions, the United Nations or any other relevant Governmental Authority.

“Sales Reports” has the meaning set forth in Section 2.6(e).

“Seller” has the meanings set forth in the preamble to this Agreement.

“Seller Indemnitee” has the meaning set forth in Section 7.1(b).

“Seller Note” means that certain Secured Promissory Note, dated January 7, 2025, in the principal amount of $370,000, in favor of the Lender.

“Seller’s Knowledge” means, the actual knowledge, or knowledge that would have been obtained after due inquiry and reasonable investigation of, Ryan Stump.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Tax” means all income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, property, transfer, stamp, use, payroll, escheat, unclaimed property, intangible or other taxes, fees, duties, charges, levies or assessments of any kind whatsoever in the nature of a tax (whether payable directly or by withholding, and whether disputed or not), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, and including any Liability for the foregoing by reason of Contract, assumption, transferee Liability, or operation of Law.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be furnished to any Person relating to Taxes, including any amendments thereof or attachments thereto.

“Third Party Claims” has the meaning set forth in Section 7.2(b).

“Transaction Expenses” means all (a) costs, fees and expenses incurred by Seller of which Seller has agreed to pay relating to the process of selling the Acquired Assets whether incurred in connection with this Agreement, the Ancillary Agreements or otherwise, including, without limitation, all legal fees, accounting, Tax, audit, brokers’ fees and expenses, (b) all sale, transaction, retention, severance, deferred payments, earnouts, change in control payments or similar bonuses or obligations and all other amounts that become payable to employees, consultants, other individual service providers of and to Seller or other third parties as a result of the transactions contemplated by this Agreement (whether or not such amounts are contingent on any other event or occurrence), including the employer portion of any payroll, social security, unemployment or similar Taxes applicable thereto.

“Transfer Taxes” has the meaning set forth in Section 6.4(a).

ARTICLE II
SALE AND PURCHASE OF ACQUIRED ASSETS

Section 2.1    Sale and Purchase of Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will, and will cause its applicable Affiliates to, sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase and acquire from Seller, or its applicable Affiliate, free and clear of all Liens except for Permitted Liens, all worldwide right, title and interest as of the Closing of Seller and its Affiliates in, to and under only those items set forth in this Section 2.1, but, in each case, expressly excluding the Excluded Assets therefrom (collectively, the “Acquired Assets”):

(a)    all rights and incidents of, interest of, and benefits accruing under all Contracts (including all Business IP Agreements) listed on Schedule 2.1(a) (the “Assumed Contracts”);

(b)    all Intellectual Property listed or described on Schedule 2.1(b) (the “Listed IP”) and all Intellectual Property (other than the PACHA Trademarks) that is used, held for use or intended to be used in the operation or conduct of the Business (the “Business Intellectual Property”), including the right to sue and collect damages for past, present or future infringements, misappropriations or other violations or conflicts with respect to any of the foregoing;

(c)    all qualifications, registrations, privileges, franchises, licenses, permits, filings and submissions (including PMTA Filings and submissions), marketing orders or applications, variances, approvals, certifications, listings or authorizations from, with or to any Governmental Authority (“Permits”) that are used, held for use or intended to be used in the operation or conduct of the Business, including those listed or described on Schedule 2.1(b);

(d)    all books, records, files, papers and other works of authorship in any media, including hard copy or computer format, including books of account, ledgers, financial and accounting records, files, invoices, design, manufacture and materials information, scientific studies, other tangible embodiments of Intellectual Property, sales and promotional literature, manuals and data, sales and purchase correspondence, customer lists, lists of suppliers, payments, disputes and communications, recordings, graphs, drawings, reports, analyses, writings and materials (the “Books and Records”), and in each case that are (i) used in, or prepared, directly or indirectly, for the operation or conduct of, the Business or (ii) related to any Acquired Asset, in the case of clauses (i) and (ii) other than any Books and Records that Seller is required by Law to retain (copies of which, to the extent permitted by Law, will be given or made available to Buyer);

(e)    all the right, title and interest as of the Closing of Seller or its Affiliates in, to and under all the business, properties, assets and rights of every nature, kind and description, tangible and intangible, whether real, personal or mixed, whether accrued, contingent or otherwise that are owned, leased or licensed by Seller or its Affiliates prior to Closing and used, held for use or intended to be used in the operation or conduct of the Business;

(f)    all goodwill in respect of, or arising, directly or indirectly, out of the operation or conduct of the Business;

(g)    all rights and claims under any and all warranties, indemnities and similar rights, and all claims, defenses, causes of action, rights of recovery, rights of set off, and rights of recoupment in respect of or arising, directly or indirectly, or out of any Assumed Liability; provided, however, that nothing in this Section 2.1(g) will limit any claims, defenses, causes of action, rights of recovery, rights of set off or rights of recoupment of Buyer or any Buyer Indemnified Party under this Agreement or under any Ancillary Agreement or relating to the purchase and sale of goods and services in the Ordinary Course of Business; and

(h)    copies of all non-income Tax Returns and related Tax workpapers relating to the Business or the Acquired Assets.

Section 2.2    Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, all assets of Seller not specifically identified as an Acquired Asset in Section 2.1 will be retained by Seller (collectively, the “Excluded Assets”), and Buyer will in no way be construed to have purchased or acquired any interest whatsoever in the Excluded Assets.

Section 2.3    Assumed Liabilities. Subject to the terms and conditions set forth herein, effective from and after the Closing, Buyer will assume and agree to pay, perform, be responsible for and discharge only the following Liabilities, to the extent relating to the Business or the Acquired Assets and arising after the Closing (other than the Excluded Liabilities), and no other Liabilities of Seller or any other Person whatsoever (collectively, the “Assumed Liabilities”):

(a)    Liabilities arising under any Assumed Contract from and after the Closing for any breach thereof or obligation thereunder to the extent arising out of or related to facts or circumstances or the operation or conduct of the Acquired Assets by Buyer after the Closing; and

(b)    Liabilities arising out of, relating to or otherwise in respect of, the ownership or use of the Acquired Assets to the extent arising out of or in connection with any act, omission or circumstance occurring at any time after the Closing.

Section 2.4    Excluded Liabilities. The Buyer will not assume and will not be responsible to pay, perform, or discharge any Liability or obligation of the Seller, any of its Affiliates, or any predecessors of the foregoing, of whatever nature, whether known or unknown, contingent or otherwise, and whether currently in existence or arising on or after the Closing other than the Assumed Liabilities. For the avoidance of doubt, the Excluded Liabilities include all Liabilities arising out of or relating to facts or circumstances or the operation or conduct of the Business or the use or ownership of the Acquired Assets as of or prior to the Closing.

Section 2.5    Purchase Price. Subject to and upon the terms and conditions of this Agreement, as full consideration for the Acquired Assets, Buyer will (a) at the Closing, pay or cause to be paid to Seller by bank wire transfer of immediately available funds to the account designated in writing by Seller (such designation to be made at least three Business Days prior to the Closing Date) an amount in cash equal to the Closing Date Payment, (b) at the Closing, assume the Assumed Liabilities, and (c) subject to and in accordance with Section 2.6, pay or cause to be paid to Seller the Contingent Payment, if and as it becomes due (collectively, the “Purchase Price”).

Section 2.6    Contingent Payment.

(a)    Subject to the terms of this Section 2.6, if, in Buyer’s sole discretion, Buyer commercializes the Contingent Payment Products, Seller will be entitled to a one-time earn-out payment equal to (i) the aggregate number of Contingent Payment Product Sales during the Contingent Payment Period, multiplied by (ii) $0.35 up to the Contingent Payment Cap (such amount, the “Contingent Payment Amount” and such payment, the “Contingent Payment”). For the avoidance of doubt, (i) no Contingent Payment Amount will accrue or become due and payable in relation to any Contingent Payment Product Sale following the expiration of the Contingent Payment Period, and (ii) the Contingent Payment Amount, if any, payable under this Section 2.6 will not exceed the Contingent Payment Cap. Notwithstanding anything to the contrary set forth in this Section 2.6, the Contingent Payment Amount, if any, will account for and be reduced by any Contingent Payment Product Returns that occur during the Contingent Payment Period or within 120 days thereafter.

(b)    Within 150 calendar days after the expiration of the Contingent Payment Period, Buyer will prepare, or cause to be prepared, and deliver to Seller a written statement (an “Contingent Payment Statement”) setting forth in reasonable detail its determination of the Contingent Payment Amount (the “Contingent Payment Calculation”). The Contingent Payment Calculation will be conclusive and binding for purposes of this Agreement unless, within 30 days after Buyer’s delivery of the Contingent Payment Calculation (the “Contingent Payment Response Period”), Seller notifies Buyer in writing of any dispute or disagreement with such calculation (the “Contingent Payment Dispute Notice”). The Contingent Payment Dispute Notice must state the basis for the objection and be accompanied by Seller’s alternative preparation of such calculation and set forth in reasonable detail Seller’s calculation of the various components of the Contingent Payment Calculation. If Seller timely delivers the Contingent Payment Dispute Notice to Buyer, Buyer and Seller will meet and confer and attempt to resolve the dispute in good faith in accordance with Section 8.10.

(c)    If, following the final determination of the Contingent Payment Amount pursuant to this Section 2.6, a Contingent Payment is due to Seller, then no later 10 Business Days after the Contingent Payment Statement becomes final and binding on Seller and Buyer pursuant to Section 2.6(c), Buyer will pay to an account designated in writing by Seller the applicable Contingent Payment, by wire transfer of immediately available funds.

(d)    During the Contingent Payment Period, if any, Buyer will provide Seller a report (the “Sales Reports”) within 30 calendar days following the six-month anniversary of the First Contingent Product Sale Date, containing the number of Contingent Payment Product Sales and Contingent Payment Product Returns during the same period, with enough information to allow Seller to monitor the progress of the Contingent Payment Amount. Seller agrees that all Sales Reports and any other related documents and information provided therewith will be subject to the confidentiality obligations set forth herein.

(e)    For the avoidance of doubt, and notwithstanding anything to the contrary set forth herein, the Seller acknowledges and agrees that (i) Buyer and its Affiliates will be entitled to run and operate the Contingent Payment Products in their sole discretion, (ii) Buyer and its Affiliates will not have any duty or obligation, express or implied, to commercialize the Contingent Payment Products or otherwise maximize the Contingent Payment; provided that Buyer will not take any action that has the sole and specific purpose of avoiding or reducing any of the Contingent Payment Amount hereunder (iii) from and following the Closing, Buyer and its Affiliates will owe no duty, as a fiduciary or otherwise, to Seller in connection with (A) Buyer’s and its Affiliate’s operation of the Business, (B) the commercialization of the Contingent Payment Products or (C) the sale or failure to sale any Contingent Payment Products, (iv) Buyer and its Affiliates will be permitted to sell products similar to or competitive with the Contingent Payment Products, and (v) there is no assurance that Seller will receive the Contingent Payment described in this Section 2.7.

Section 2.7    Purchase Price Allocation. Buyer will prepare an allocation of the Purchase Price among the Acquired Assets in accordance with the fair market values as set forth on Schedule 2.7 and Section 1060 of the Code (the “Allocation”). The Allocation will be adjusted by Buyer, if necessary, consistent with any Purchase Price adjustment. Buyer and Seller and their Affiliates will be bound by the Allocation and will prepare and file all Tax Returns, including Form 8594, in accordance with the Allocation, and will not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation.

Section 2.8    Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement or the Ancillary Agreements, Buyer and its agents or Affiliates will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement or any Ancillary Agreement any amounts required to be deducted or withheld therefrom under any provision of applicable Law; provided, however, that (a) before any such deduction and withholding, the withholding agent will use its commercially reasonable efforts to give the payee reasonable prior written notice of its intent to deduct and withhold, and (b) the withholding agent will cooperate in good faith with the payee in efforts to obtain reduction of or relief from such deduction and withholding at no additional out-of-pocket expense to the withholding agent. Buyer and its agents will timely remit amounts so deducted and withheld to the appropriate Governmental Authority. To the extent that amounts are so deducted, withheld and remitted, they will be treated for all purposes of this Agreement and the Ancillary Agreements as having been delivered and paid to such Person in respect of which such deduction, withholding and remittance was made.

ARTICLE III
CLOSING AND DELIVERIES

Section 3.1    Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place by exchange of signature pages by electronic or facsimile transmission at 10:00 a.m. (Eastern time) on the date hereof. Notwithstanding the foregoing and regardless of the time at which the Closing Date Payment is actually transmitted, the Closing will be deemed to have been consummated at 12:01 a.m. (Eastern Time) on the Closing Date.

Section 3.2    Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer the following items:

(a)    possession of the Acquired Assets;

(b)    copies of resolutions of the board of directors, managers or other governing body of Seller approving the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, certified by an officer of Seller;

(c)    a duly executed counterpart by Seller or its applicable Affiliates of each Ancillary Agreement to which Seller or any of its Affiliates is a party;

(d)    evidence of the transfer of the relevant sections of the PMTA Filing that reference the Product SKUs to Buyer, in form and substance reasonably acceptable to Buyer;

(e)    a certificate as to the non-foreign status of Seller in accordance with the requirements of Treasury Regulation Section 1.1445-2(b)(2), duly executed by Seller;

(f)    a duly executed Patent Assignment Agreement, substantially in the form attached hereto as Exhibit C;

(g)    an executed pay-off letter, in form and substance reasonably satisfactory to Buyer, duly executed by the Lender, indicating that upon payment of the Note Payoff Amount in connection with the transactions contemplated by this Agreement, the indebtedness outstanding under the Seller Note will be paid and satisfied in full and, to the extent applicable, the Lender will release all Liens arising in connection with the Seller Note against the Acquired Assets (the “Payoff Letter”);

(h)    copy of the Completed Form 4057 Filing, as prepared by Buyer and agreed by the Parties prior to the Closing;

(i)    a properly completed and executed IRS Form W-9 of Seller, certifying that Seller is not subject to backup withholding; and

(j)    such other bills of sale, deeds, endorsements, assignments (including Intellectual Property assignments) and other good and sufficient instruments of conveyance, as Buyer may reasonably request to vest in Buyer all the right, title and interest of Seller in, to or under any or all the Acquired Assets.

Section 3.3    Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to Seller the following items:

(a)    payment, by bank wire transfer to the account designated in writing by Seller (such designation to be made at least three Business Days prior to the Closing Date), of immediately available funds in an amount equal to the Closing Date Payment;

(b)    payment, by bank wire transfer to the account designated in writing by the Lender and set forth in the Payoff Letter, of immediately available funds in an amount equal to Note Payoff Amount; and

(c)    a duly executed counterpart by Buyer of each Ancillary Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the Closing Date (except where such representation and warranty speaks only as of an earlier date, in which case as of such earlier date), as follows:

Section 4.1    Organization, Power and Authority. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the Nevada and has full company power and authority to own, operate and lease its properties and assets as and where currently owned, operated and leased and to carry on the Business as currently conducted. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of the Acquired Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary. Seller is the only Person through which the Business is conducted, and no Person (including any Affiliate of Seller) other than Seller owns, operates, or leases the Acquired Assets.

Section 4.2    Validity of Agreements. This Agreement constitutes and, when executed and delivered, each of the Ancillary Agreements to which Seller is to be a party, will constitute, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting the enforcement of creditors’ rights and remedies generally (the “General Enforceability Exceptions”). Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby to be consummated by it. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action of Seller.

Section 4.3    No Conflicts. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller, nor the performance of Seller’s obligations hereunder or thereunder, will (a) violate, conflict with or result in a breach of any Laws or the Organizational Documents of Seller, (b) violate, conflict with or result in a breach or termination of, or otherwise give any contracting party additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any Contract to Seller is a party or by which any of the Acquired Assets, the Assumed Liabilities or Seller is bound, or (c) result in the creation or imposition of any Liens (other than Permitted Liens) on the Acquired Assets.

Section 4.4    Consent. No Consent is required in connection with the execution and delivery by Seller of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

Section 4.5    No Material Adverse Changes. Since the December 31, 2023, (a) the Business has been operated only in the Ordinary Course of Business, and (b) there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the Business or the Acquired Assets. To the Seller’s Knowledge, there are no facts, conditions or events (including, without limitation, facts regarding product availability or quality, or relationships with suppliers or customers) that, individually or in the aggregate, would reasonably be anticipated to be materially adverse to the Acquired Assets from and after the Closing.

Section 4.6    Contracts. Schedule 4.6 sets forth all Contracts to which Seller or its Affiliates is a party or by which the Acquired Assets are bound, in each case, in connection with the Business. Each Assumed Contract is in full force and effect, and is a valid and binding obligation of Seller or an Affiliate of Seller, as applicable, enforceable in accordance with its terms, subject to the General Enforceability Exceptions. With respect to each Assumed Contract: (a) neither Seller nor, to the Seller’s Knowledge, any other party thereto is in default under or in violation of any such Contract; (b) no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation, and neither Seller nor any of its Affiliates has received any notice claiming that it has committed any such default or violation or indicating the desire or intention of any party thereto to amend, modify, rescind or terminate the same; and (c) neither Seller nor any of its Affiliates, as applicable, released any material right thereunder.

Section 4.7    Compliance with Laws; Permits.

(a)    Seller is, and has been, in compliance with all Laws and Orders applicable to the operation of the Business and Acquired Assets in all material respects. Neither the Business nor any Acquired Asset is subject to any Order. Neither Seller nor any of its Affiliates has received, since January 1, 2021, any written notice or other communication from any Governmental Authority that alleges that the Business or any of the Acquired Assets, has any Liability under, or is not in compliance with, any applicable Laws, nor has any such investigation, inquiry or proceeding been threatened or commenced relating to any violation of applicable Law, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

(b)    (i) All Permits relating to the Business and the Acquired Assets required to be held by Seller are validly held by Seller and in full force and effect and Seller has complied with the terms and conditions thereof, (ii) since January 1, 2021, Seller has not received written notice of any Action relating to, and there are no facts, circumstances or conditions that would reasonably be expected to result in, the termination, suspension, material modification, revocation or nonrenewal of any Permits relating to the Business; and (iii) none of the Permits relating to the Business would reasonably be expected to be subject to termination, suspension, material modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

(c)    Neither Seller nor, to the Seller’s Knowledge, any officer, director, manager, employee or agent of Seller:

  (i)     is, is controlled by, or at any time has been, a Restricted Person;

  (ii)    directly or indirectly, has contracted, conducted, conducts or is otherwise involved with any business with, or involving any Governmental Authority (or any sub- division thereof), any Restricted Person, any Person who is the subject of, or located in any country or territory that is the subject of, any Sanctions, or any Person that is owned or controlled by the government of a Sanctioned Country; or

  (iii)    is or has been in violation of or subject to an investigation, inquiry or proceeding, nor has any such investigation, inquiry or proceeding been threatened, relating to Sanctions, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

(d)    Neither Seller nor, to the Seller’s Knowledge, any officer, director, manager, employee or agent of Seller, directly or indirectly, have violated or is in violation of any applicable anti-corruption Law, including, but not limited to the Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010 (“Anti-Corruption Laws”). To the Seller’s Knowledge, no Person (including an employee, agent or Affiliate) who performs or has performed services for or on behalf of Seller or in respect of the Business has bribed another person (within the meaning given in §7(3) of UK Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of the Business.

(e)    Neither Seller nor, to the Seller’s Knowledge, any officer, director, manager, employee or agent of Seller are or have been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority or any customer regarding any offense or alleged offense under any applicable Anti-Corruption Law or import, export, customs, trade or financial sanctions, anti-terrorism or anti-illicit trade Laws, Antitrust Laws, or any other Laws designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or competition in any jurisdiction in which Seller operates, and no such investigation, inquiry or proceedings are pending, or, to the Seller’s Knowledge, have been threatened, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

(f)    Seller and the Business is, and has at all times been, conducted in compliance with all applicable Money Laundering Laws, and no Actions involving Seller or the Products are pending or, to the Seller’s Knowledge, threatened with respect to Money Laundering Laws.

(g)    There are no arrangements (whether legally enforceable or not) involving Seller, the Business or the Products, or involving Seller or any of its Affiliates and no practices in which Seller is or has been engaged which are void, illegal, unenforceable, registrable or notifiable under or which contravene any anti-cartel Laws or Antitrust Laws, or any other Laws, rules, or regulations designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or competition anywhere in the world, nor has Seller or its Affiliates received any complaint or request for information or been the subject of any investigation in relation to or in connection with any such Laws or regulations.

Section 4.8    Intellectual Property.

(a)    Schedule 4.8(a) sets forth a true, correct and complete list of all (i) Business Intellectual Property that is Registered (the “Registered Intellectual Property”), (ii) computer software included in the Business Intellectual Property (the “Owned Software”), and (iii) material unregistered Business Intellectual Property. The Registered Intellectual Property is valid, subsisting and enforceable, and has not been abandoned or cancelled.

(b)    Seller or one of its Affiliates is the exclusive owner of all right, title and interest in and to each item of Business Intellectual Property, free and clear of all Liens (other than Permitted Liens). No Person has any right to use any Business Intellectual Property other than pursuant to a Contract listed on Schedule 4.6 or licenses that arise as a matter of law by implication as a result of sales of products and services by Seller or its Affiliates.

(c)    Seller, its Affiliates, the operation of the Business as currently conducted and as conducted during the last six years (including the design, development, use, import, export, manufacture, licensing, sale or other disposition of products and services), and the use of the Business Intellectual Property and Licensed Intellectual Property in connection therewith do not, and have not in the last six years, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property of any other Person. To the Seller’s Knowledge, no third party is infringing, misappropriating, or otherwise violating any Business Intellectual Property.

(d)    Seller and its Affiliates have taken all reasonable actions necessary to secure and maintain the secrecy of all Intellectual Property included in the Acquired Assets that derives economic value, actual or potential, from not being generally known to the public, or by other persons who can obtain economic value from its disclosure. No such Intellectual Property has been disclosed by Seller or any Affiliate of Seller to any Person except pursuant to valid and appropriate non-disclosure and/or license agreements, and to the Seller’s Knowledge, there has been no unauthorized use or disclosure of any such Intellectual Property.

(e)    All former and current officers, directors, employees, personnel, consultants, advisors, agents, or independent contractors of Seller or its Affiliates, or any of their predecessors, who have contributed to or participated in the conception or development of Intellectual Property in connection with the Business have entered into a written agreement with Seller or any Affiliate of Seller obligating such Person to assign such Intellectual Property to Seller or Affiliate where and when necessary to convey to such Intellectual Property to a Seller. No such Person owns or has any right, title, interest or other claim in any such Intellectual Property.

Section 4.9    Litigation; Orders. There is no Order or Action pending or, to the Seller’s Knowledge, threatened, against or by Seller or any of its Affiliates (a) relating to or affecting the Business or the Acquired Assets or (b) that challenges or seeks to prevent, enjoin or would otherwise delay the transactions contemplated by this Agreement, and no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any such Order or Action.

Section 4.10    Taxes. With respect to the Acquired Assets:

(a)    all income and other Tax Returns that are required to have been filed on or before the Closing Date have been timely filed, and all such Tax Returns are true, correct and complete in all respects;

(b)    all Taxes (whether or not shown as due and payable on any Tax Return) have been timely and fully paid, and Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any personnel, creditor, stockholder or other third party;

(c)    no deficiencies for Taxes or other assessments relating to Taxes have been claimed, threatened, proposed or assessed, and there are no ongoing, pending or, to the Seller’s Knowledge, threatened audits relating to Taxes and there are no matters under discussion with any Governmental Authority relating to Taxes;

(d)    Seller has not executed or entered into any agreement with, nor obtained any consents or clearances from, any Governmental Authority, nor has been subject to any ruling guidance specific to Seller, that would be binding on Buyer relating to Taxes for any taxable period (or portion thereof) ending after the Closing Date, and the transactions contemplated by this Agreement will not terminate any Tax incentive, holiday, abatement or other Tax reduction agreement;

(e)    no extension or waiver of a statute of limitations relating to the assessment or collection of Taxes is in effect;

(f)    no claim or nexus inquiry has been made by a Governmental Authority in a jurisdiction in which Seller does not file a Tax Return such that the Acquired Assets are or may be subject to taxation by that jurisdiction or that Seller has a duty to collect Taxes;

(g)    no Contract is a Tax sharing, Tax indemnity, Tax allocation, or similar agreement or Contract;

(h)    none of the Acquired Assets is stock, partnership interests, or any other equity interests in any Person for Tax purposes; and

(i)    neither Seller nor any Affiliate of Seller has entered into, been a party to, or promoted any scheme or arrangement which has no commercial purpose or for which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of Taxes.

Section 4.11    Books and Records; Undisclosed Liabilities.

(a)    The Books and Records relating to the Business are true and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

(b)    Except for Liabilities arising in the Ordinary Course of Business that are immaterial in nature and amount, Seller does not have any Liabilities related to the Business or the Acquired Assets of any kind whatsoever, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and to the Seller’s Knowledge, there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a Liability.

Section 4.12    Acquired Assets. Except as set forth on Schedule 4.12, Seller or its applicable Affiliate has good and marketable title to, or valid and enforceable leasehold interests in, all of the Acquired Assets, free and clear of all Liens, except for Permitted Liens. The Acquired Assets are in good working condition and repair (subject to normal wear and tear consistent with the age of the assets and properties). Except for the Excluded Assets, as applicable, the Acquired Assets comprise all of the assets necessary to operate the Business and are adequate and sufficient for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted.

Section 4.13    Recalls. There have not been any product recalls or any market withdrawal or replacement, safety alert, warning (whether taken on a voluntary or involuntary basis), investigator notice, or other notice or action (“Recalls”) relating to an alleged lack of regulatory compliance of any Product and, to the Seller’s Knowledge, no facts or circumstances exist as of the Closing Date that would reasonably be expected to result in any such Recall and there is no investigation or consideration of or decision made by any Person concerning whether to undertake or not to undertake any Recall.

Section 4.14    Historical Invoices & Sales; Product Formulation.

(a)    All invoices related to the sale of the Products on or before April 14, 2022, are valid and represent bona fide sales to unaffiliated third parties. The materials, ingredients, formulations and specifications of the Products in the market as of the date of this Agreement are the same as the materials, ingredients and formulations of the Products in the market as of April 14, 2022, and there have been no changes to the materials, ingredients, formulations or specifications of the Products at any time from April 14, 2022 through the Closing Date.

(b)    Each Product, on a Product SKU basis, is (i) the subject of a bona fide marketing campaign in at least one country in the world (excluding the Russian Federation and Belarus), and (ii) readily available for consumers, who are independent of Seller and its supply chain entities, to purchase from Seller or its supply chain entities, in such country. Seller or its supply chain entities have sold to such consumers in bona fide arm’s length transactions, on a collective basis, inclusive of all Product SKUs, a cumulative total of more than 250,000 individual Products units (excluding units for sale in the Russian Federation and Belarus).

Section 4.15    Related Party Transactions. None of Seller, its Affiliates or any current or former officer, director, employee, immediate family member, consultant, manager, independent director or any Affiliate of the foregoing (a) has any direct or indirect interest in any Acquired Asset or other material asset, property or right that is owned or used by Seller in the conduct of the Business, or (b) is a party to any Contract with or binding upon Seller or its Affiliates relating to the Business or the Acquired Assets.

Section 4.16    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the Closing Date (except where such representation and warranty speaks only as of an earlier date, in which case as of such earlier date), as follows:

Section 5.1    Organization, Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina and has full corporate power and authority to own, operate and lease its properties and assets as and where currently owned, operated and leased and to carry on its business as currently conducted.

Section 5.2    Validity of Agreements. This Agreement constitutes and, when delivered, each of the Ancillary Agreements to which Buyer is to be a party will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby to be consummated by it. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action of Buyer.

Section 5.3    No Conflict. Neither the execution and delivery of this Agreement or the Ancillary Agreements by Buyer, nor the performance of its obligations hereunder or thereunder, will violate, conflict with or result in a breach of any Laws or the Organizational Documents of Buyer.

Section 5.4    No Broker’s, Finder’s or Insider Fees. No Person has or, immediately following the consummation of the transactions contemplated by this Agreement, will have, as a result of any act or omission of Buyer, any right, interest or valid claim against Seller for any commission, fee or other compensation as a finder or broker in connection with the execution of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

ARTICLE VI
COVENANTS

Section 6.1    Reasonable Access. For a period of six years from and after the Closing, upon reasonable prior notice, and except as determined in good faith to be necessary to comply with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, Seller and its Affiliates and Representatives, on the one hand, and Buyer and its Affiliates and Representatives, on the other, will provide reasonable access to any Books and Records held by such party to the extent that such access may reasonably be required in connection with matters relating to or affected by the Business or the Acquired Assets, in the case of Seller, prior to the Closing Date, and in the case of Buyer, after the Closing Date.

Section 6.2    Further Assurances; Misallocated Transfers.

(a)    Following the Closing, at the request of Buyer, Seller will execute and deliver, or cause to be executed and delivered to Buyer, such deeds, bills of sale, assignments or other instruments and documentation in addition to those required by this Agreement as Buyer may reasonably request in order to effectuate and implement the Transactions.

(b)    If, at any time following the Closing, (i) Seller owns or is in possession of any Acquired Asset, then Seller will promptly transfer or assign, or cause to be transferred or assigned, such Acquired Asset or Assumed Liability to Buyer (and Buyer will accept such assignment or transfer), for no additional consideration, or (ii) Buyer owns or is in possession of any Excluded Asset, then Buyer will promptly transfer or assign, or cause to be transferred or assigned, such Excluded Asset or Excluded Liability to Seller (and Seller will accept such assignment or transfer), for no additional consideration.

Section 6.3    Confidentiality. From and after the Closing, Seller will keep confidential and refrain from using, and will cause its Affiliates and their respective directors, officers, employees and advisors to keep confidential and refrain from using all non-public, confidential or proprietary information (a) concerning the Business or the Acquired Assets, or (b) relating to the negotiation, drafting, execution or terms of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. If Seller or any of its Affiliates is legally required to make any disclosure that is otherwise prohibited by this Section 6.2 in order to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of Seller or its Affiliates are listed, the Seller and its applicable Affiliates will (i) notify Buyer promptly of such disclosure requirement, (ii) provide Buyer and its Affiliates and Representatives with a reasonable opportunity to review and comment upon any such disclosure and the Seller will take into consideration such comments in good faith (iii) reasonably cooperate with Buyer and its Affiliates and Representatives if Buyer elects to object to the request or demand, seek a confidential filing in compliance with such applicable Law or stock exchange rule or regulation, or seek a protective order limiting the use or disclosure of the disclosure, and (iv) if, in the absence of a protective order or other remedy as set forth in clause (iii), Seller or any of its Affiliates is, on the advice of counsel, compelled to make a disclosure of such information to any Governmental Authority, Seller and its Affiliates, as applicable, may disclose the portion (and only that portion) of such information that Seller or its Affiliates, as applicable, are advised by outside legal counsel is required to be disclosed; provided that Seller and its Affiliates, as applicable, have complied with this Section 6.3 prior to any such disclosure, including by providing the Buyer and its Affiliates and Representatives with a reasonable opportunity to review and comment upon such disclosure with the Seller taking into consideration such comments in good faith.

Section 6.4    Taxes.

(a)    All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Agreements (including any real property transfer Tax, stamp duty Tax and any other similar Tax) (the “Transfer Taxes”) will be the responsibility of and borne by Seller, and Seller will prepare and file, or cause to be prepared and filed, at its own expense Tax Returns for Transfer Taxes.

(b)    Taxes for any Straddle Period will be allocated as follows: (i) in the case of Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, the portion of such Taxes allocated to the period ending on the Closing Date will be deemed to be the amount of such Tax for the entire taxable period, multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any other Tax, the portion of such Taxes allocated to the period ending on the Closing Date will be determined on the basis of an interim closing of the books as of the end of the Closing Date.

(c)    Following the Closing, Buyer will prepare and file all Tax Returns relating to the Business and the Acquired Assets. To the extent such Tax Return relates to a Pre-Closing Tax Period, provided that Buyer furnishes to Seller evidence of filing of such Tax Return and payment of the Taxes shown as due thereon, Seller will promptly reimburse Buyer for any Pre-Closing Taxes relating to such Tax Return within three Business Days of Buyer’s demand thereof by bank wire transfer of immediately available funds to an account designated by Buyer.

Section 6.5    PMTA Process. On the Closing Date, the Seller shall, and shall cause its applicable Representatives to, submit to the FDA a completed version of Form 4057, in a form prepared by Buyer and agreed by the Parties, evidencing the transfer to Buyer of the relevant sections of the PMTA Filing applicable to the Product SKUs (the “Completed Form 4057 Filing”) and providing any additional information or documentation required by the FDA in relation to the change of control of the Product SKUs. In furtherance of the foregoing, Seller shall promptly provide Buyer with copies of all written correspondence and documentation received by, sent by or in the possession of Seller and its Affiliates or agents, regarding each PMTA submission for any Product SKU (including any communications with the FDA or any Person acting at their direction).

Section 6.6    Listed IP License. From and after the Closing, during the term of the Listed IP, Buyer hereby grants to Seller a worldwide, royalty-free, fully paid-up, non-exclusive, non-assignable, non-transferable license under Buyer’s right, title and interest in and to the Listed IP, without any right to sub-license, to make, use, sell, offer for sale, and import products and services in connection with Seller’s business. The Parties acknowledge that the license to the Listed IP granted by Buyer to Seller in this Section 6.6 is part of a complex negotiated commercial transaction involving the purchase by Buyer of assets of Seller in addition to the Listed IP for a heavily negotiated Purchase Price and other consideration including the license granted in this Section 6.6. As such, each Party agrees that none of the terms or conditions of this Agreement, including the Purchase Price and the royalty free nature of the license to the Listed IP granted back to Seller in this Section 6.6 shall be deemed to be a precedent for any other agreement or transaction, nor shall any such terms or conditions have any relevance whatsoever in any determination of the terms or conditions might be adequate or appropriate for any other agreement or transaction, whether or not such agreement or transaction is between or among the Parties or involves any other entity. Without in any way limiting the foregoing, each Party agrees that the consideration, including the Purchase Price and the license granted by the Seller in this Section 6.6, reflects the complexity of the Agreement, and no such consideration represents, shall be an indication of, or shall be used in the determination of, what constitutes or may constitute adequate, appropriate or reasonable consideration or an adequate, appropriate or reasonable royalty with respect to the Listed IP or any other patent(s) or IP of Buyer or any of its Affiliates in any particular jurisdiction or set of jurisdictions worldwide.

Section 6.7    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Buyer. Any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities will be treated as Excluded Liabilities.

Section 6.8    Filings; Notices of Certain Events. Except as prohibited by Law, and subject to the Confidentiality Agreement, Buyer and Seller will cooperate fully in seeking to obtain all authorizations, consents, orders, or approvals necessary to consummate the transactions contemplated by this Agreement. Prior to making any submissions to any Governmental Authority in connection with the transactions contemplated by this Agreement, Seller will permit Buyer’s outside counsel to review such submissions, and promptly provide Buyer’s outside counsel with summaries of any oral presentations and copies of all filings, notices, submissions, and other documents submitted to any Governmental Authority in connection with this Agreement. Buyer will lead all strategy and have final decision-making authority regarding all communications, contacts, timing, and strategy related to any filings, analysis, reviews, approvals, consents, meetings, interviews, calls, submissions, responses to, or other dealings with any Governmental Authority related to the Antitrust Laws in connection with the transactions contemplated by this Agreement. To the extent not prohibited by a Governmental Authority, Seller will provide Buyer’s outside counsel the opportunity to participate in any Buyer-approved meetings with any Governmental Authority in whatever form such meetings take, e.g., in-person, telephonic, or electronic. Seller and Buyer will, and will cause their respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any Law applicable to the Business, the Acquired Assets or the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE VII
INDEMNIFICATION AND SURVIVAL

Section 7.1    General Indemnification Obligation. Subject to the terms, conditions and limitations set forth in this Article VII, from and after the Closing:

(a)    Seller will indemnify, defend and hold harmless Buyer, its Affiliates, and their directors, officers, employees, agents, advisers and representatives (each, a “Buyer Indemnitee”) from and against, and pay and reimburse the Buyer Indemnitees for, any Losses resulting from, arising out or otherwise in respect of (i) any inaccuracy of any representation or warranty made by Seller herein (including any Schedule or Exhibit attached hereto) or under any Ancillary Agreement; (ii) any failure by Seller to perform any covenant or agreement hereunder or under any Ancillary Agreement or fulfill any other obligation in respect hereof or thereof; and (iii) any Excluded Liability or Excluded Asset. At Buyer’s option, Buyer can offset the amount of any such Losses from amounts due and owing from time to time by Buyer to Seller, including with respect to the Contingent Payment. Buyer’s exercise of this right of offset will not affect its right to indemnification from Seller after the date of such offset.

(b)    Buyer will indemnify, defend and hold harmless Seller, its Affiliates, and their respective directors, officers, employees, agents, advisers and representatives (each, a “Seller Indemnitee”) from and against, and pay and reimburse the Seller Indemnitees for, any Losses resulting from, arising out or otherwise in respect of (i) any inaccuracy of any representation or warranty made by Buyer herein (including any Schedule or Exhibit attached hereto) or under any Ancillary Agreement, (ii) any failure by Buyer to perform any covenant or agreement hereunder or under any Ancillary Agreement or fulfill any other obligation in respect hereof or thereof or (iii) any Assumed Liability.

(c)    Any indemnification of a Buyer Indemnitee pursuant to Section 7.1(a) or Seller Indemnitee pursuant to Section 7.1(b) will be effected by bank wire transfer of immediately available funds (i) in the case of a Buyer Indemnitee, from Seller to an account designated by Buyer within five Business Days after the final determination thereof, and (ii) in the case of a Seller Indemnitee, from Buyer to an account designated by Seller within five Business Days after the final determination thereof.

(d)    Notwithstanding the provisions of Section 7.1(a), in no event will the aggregate indemnification to be paid by Seller pursuant to Section 7.1(a)(i) exceed the Purchase Price (the “Cap Amount”); provided, however, that the Cap Amount will not apply to indemnification with respect to breaches of Fundamental Representations, fraud or as set forth in Section 7.1(a)(iii).

Section 7.2    Indemnification Procedures.

(a)    All claims made hereunder by (i) Seller, on the one hand, against Buyer, on the other hand, or (ii) by Buyer, on the one hand, against Seller, on the other hand (collectively, “Direct Claims”), will be subject to the limitations and dispute resolution procedures set forth in Section 8.10. If an Indemnified Party receives notice or otherwise learns of any matter that may be the subject of a Direct Claim, such Indemnified Party will give the Indemnifying Party prompt written notice thereof after receiving such notice or otherwise learning of such matter. Any such notice will describe the matter in reasonable detail, and will indicate the amount thereof (to the extent known). Notwithstanding the foregoing, no delay in or failure to give notice to the Indemnifying Party as provided in this Section 7.2(a) will adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.

(b)    If an Indemnified Party receives notice or otherwise learns of the assertion by a Person (including any Governmental Authority), other than Seller or any of its Affiliates, of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification (a “Third-Party Claim”), the Indemnified Party will give prompt written notice thereof to the Indemnifying Party. Any such notice will describe the Third-Party Claim in reasonable detail, and will indicate the amount thereof (to the extent known). Notwithstanding the foregoing, no delay in or failure to give notice to the Indemnified Party as provided in this Section 7.2(b) will adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party. The Indemnified Party will control the defense of any Third Party Claim and the Indemnifying Party will have the right to participate in the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party will cooperate in good faith in such defense.

Section 7.3    Survival of Representations and Warranties. All of the representations and warranties of Seller and Buyer contained in Article IV and Article V, respectively, will survive the Closing hereunder and continue in full force and effect for a period of 24 months thereafter, except that the representations and warranties contained in Section 4.10 and the Fundamental Representations will survive until 90 days after the expiration of the applicable statute of limitations, if any, applicable to the matters therein represented (as such period may be extended pursuant to the request of the appropriate Governmental Authorities and taking into account any other extensions, suspensions, or tolling allowed under Law).

Section 7.4    Adjustments to Purchase Price. Any payments made pursuant to Section 7.1 will be treated as adjustments to the Purchase Price, except as otherwise required by applicable Law.

ARTICLE VIII
MISCELLANEOUS

Section 8.1    Waivers and Amendments. No amendment, modification or discharge of this Agreement (including any Schedule or Exhibit), and no waiver hereunder, will be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver will constitute a waiver only with respect to the specific matter described in such writing and will in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any party hereto of a breach or of a default under any provisions of this Agreement, nor the failure by any party on one or more occasions to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, will be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

Section 8.2    Notices. All notices or other communications required or otherwise given from one party to the other party under this Agreement will be in writing and (a) delivered by hand or sent by a nationally recognized courier to the address of the party set forth below or, at such other address as may be specified in writing by such party, or (b) sent by electronic mail transmission to the e-mail address set forth below, which electronic mail transmission will request receipt of such electronic mail transmission. All notices and communications will be deemed received upon (x) actual receipt thereof by the addressee or actual delivery thereof to the appropriate address or (y) in the case of an electronic mail transmission, the sender receiving receipt of such electronic mail transmission.

if to Buyer:

R. J. Reynolds Vapor Company

401 North Main Street

Winston-Salem, NC 27101

Attention: Valerie Mras

Telephone No.: (336) 741-5000

Email: escobev@rjrt.com

with a copy to:

Jones Day

250 Vesey Street

New York, NY 10281

Attention: Randi C. Lesnick

Telephone No.:  (212) 326-3452

Email: rclesnick@jonesday.com

if to Seller:

Charlie’s Holdings, Inc.

1007 Brioso Drive

Costa Mesa, California, 92627

Attention: Ryan Stump

Telephone No.: 202-441-3570

Email: ryan@chuc.com

Section 8.3    Fees and Expenses. Except to the extent expressly provided otherwise in this Agreement, each party will bear its own costs and expenses (including attorneys’, consultants’, and advisors’ fees and expenses) incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. For the avoidance of doubt, Seller will be solely responsible for the payment of all Transaction Expenses incurred by or on behalf of Seller or its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 8.4    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of its rights, interests or obligations may be assigned by any party hereto, including by operation of law, without the prior written consent of the other parties hereto, except that Buyer may assign all or any part of its rights, obligations and duties under this Agreement or under any Ancillary Agreement to any one or more of its Affiliates, provided that no such assignment will in any way release Buyer from any of its Liabilities under this Agreement.

Section 8.5    Third Party Beneficiaries. This Agreement is not intended, and will not be construed, to give any Person other than the parties hereto and their respective successors and permitted assigns, any interest or rights (including third party beneficiary rights) with respect to or in connection with any agreement or provision herein or any matter contemplated hereby.

Section 8.6    Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

Section 8.7    Consent to Jurisdiction; Waiver of Jury Trial. Without limiting the obligations of the parties with respect to any Dispute set forth in Section 8.11, each party hereto agrees to commence any such Action either in a United States District Court located in the State of Delaware, or if such Action may not be brought in such court for jurisdictional reasons, in a state court located in the State of Delaware. Each party hereto further agrees that service of any process, summons, notice or document by United States registered mail to such party’s respective address set forth in Section 8.2 will be effective service of process for any Action in the State of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 8.7. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) a state court located in the State of Delaware, or (ii) a United States District Court located in the State of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each party hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby.

Section 8.8    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability (a) of the offending term or provision in any other situation or in any other jurisdiction or (b) of any other term or provision of this Agreement.

Section 8.9    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the covenants or agreements of this Agreement or the Ancillary Agreements were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy that they are entitled to pursue under this Agreement or the Ancillary Agreements, the parties hereto will be entitled to seek injunctions to prevent any breach of this Agreement or the Ancillary Agreements and to seek specific enforcement at law or in equity of the terms and conditions of this Agreement and the Ancillary Agreements.

Section 8.10    Dispute Resolution; Mediation; Arbitration.

(a)    Subject to Section 8.9, the procedures set forth in this Section 8.11 will govern dispute resolution of any Direct Claim under Section 7.2(a) (a “Dispute”). Buyer, on the one hand, and Seller, on the other hand, will first refer any such Dispute for resolution to either President, for Buyer, or Chief Operating Officer, for Seller, (or their designees) by delivering to the other party a written notice of the referral (a “Dispute Escalation Notice”). Following receipt of a Dispute Escalation Notice, each of the parties will cause their respective officer or designee to negotiate in good faith to resolve the Dispute.

(b)    If the parties are unable to reach a resolution of the Dispute through the procedure set forth in Section 8.10(a) within 60 calendar days of delivery of the Dispute Escalation Notice, then upon written notice, unless otherwise agreed between the parties, the parties will initiate non-binding mediation prior to commencing any other forms of dispute resolution. A party will initiate non-binding mediation by delivering a notice to the other parties (a “Mediation Notice”) describing the Dispute(s) to be mediated. Within 30 days of receiving a Mediation Notice, the receiving part(y)(ies) may deliver its own Mediation Notice, specifying additional Disputes to be submitted to non-binding mediation. If more than one Dispute is to be mediated, the subject matters of the various Disputes need not be related to each other. The mediation will take place in Washington, DC and will be administered in accordance with the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) and the expedited procedures included therein. The mediation will be held before a single mediator who will be (x) a retired judge or a licensed attorney from the national roster of mediators of the AAA, (y) impartial, knowledgeable about and experienced with the laws of the State of Delaware that are relevant to the Dispute(s) and (z) mutually agreed by the parties.

(c)    If the parties are unable to resolve one or more Disputes through non-binding mediation within 60 days as set forth in Section 8.10(b), unless otherwise agreed between the parties, the parties will initiate a binding arbitration proceeding for the final resolution of such remaining Dispute(s). A party will initiate arbitration by delivering a notice to the other parties (an “Arbitration Notice”) describing the Dispute(s) to be arbitrated. Within 30 days of receiving an Arbitration Notice, the receiving part(y)(ies) may deliver its own Arbitration Notice, specifying additional Disputes to be submitted to arbitration. If more than one Dispute is to be arbitrated, the subject matters of the various Disputes need not be related to each other. The arbitration will take place in Washington, DC and will be administered in accordance with the Commercial Arbitration Rules of the AAA. The arbitration will be held before and decided by a panel of three neutral arbitrators, with each party selecting one arbitrator and the third arbitrator, who will be the chairman of the panel, being selected by the two party-appointed arbitrators. The arbitration decision will be binding and final upon the parties thereto, and judgment on any award rendered by the arbitration panel may be entered in any court having jurisdiction thereof.

(d)    In each instance of a Dispute, whether through negotiation in Section 8.10(a), mediation in Section 8.10(b) or arbitration in Section 8.10(c), unless otherwise determined by the mediator or arbitrators, as applicable, or as otherwise agreed between the parties, the non-prevailing party will bear all reasonable legal costs of the prevailing party.

Section 8.11    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede all prior understandings and agreements, whether written or oral, express or implied, between the parties hereto and their respective Affiliates, representatives and agents with respect to the subject matter hereof and thereof.

Section 8.12    Headings; Construction. The headings contained in this Agreement are included for convenience only, and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or the Ancillary Agreements.

Section 8.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signatures pages follow this page.]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date first above written.

R. J. REYNOLDS VAPOR COMPANY

By:
Name: Valerie Mras
Title: President

[Signature Page to Asset Purchase Agreement]

Schedule A to Patent Assignment